Exhibit 99.1

Boots & Coots Reports First Quarter Results

HOUSTON--(BUSINESS WIRE)--May 7, 2009--Boots & Coots International Well Control, Inc. (NYSE Amex: WEL), announced revenues of $54.7 million for the first quarter ended March 31, 2009, compared to revenues of $45.0 million for the same period last year. Net income for the quarter was $1.9 million, or $0.03 per diluted share, compared to $5.1 million, or $0.07 per diluted share for the first quarter of 2008. EBITDA (earnings before interest, income taxes, depreciation and amortization; see the reconciliation and rationale for this non-GAAP financial measure below) was $6.7 million for the quarter compared to $9.9 million for the first quarter of 2008.

“Internationally, growth in our prevention business remains strong, as does the growth in our rental tools business domestically, despite a falling North America rig count. This growth is the result of focusing on the right markets and delivering a value-added product.” said Jerry Winchester, president and chief executive officer. “We did encounter challenges during the quarter such as the loss of a tender in Egypt. Competition for long term projects is a major component of our international business, and our expanded business development effort has already generated a number of replacement projects for which we are tendering. The company further invested in future revenue growth through expansion of our business development staff and other organizational structure costs.”

“We also elected to suspend operations in Venezuela during the first quarter of 2009 until our customers there resume payments, forcing us to absorb the costs of maintaining our infrastructure. Boots and Coots has enjoyed a steady working history in Venezuela for the last 20 years and it has always been a mutually beneficial relationship,” Mr. Winchester continued. “The national oil companies in Venezuela have a strong work ethic and we hope to continue to be their service provider for the next 20 years. However, until we start receiving payments on work already performed we will limit our financial exposure.”

Business Segment Results

Pressure Control

For the quarter ended March 31, 2009, the Pressure Control segment generated revenues of $27.0 million and EBITDA of $3.0 million, compared to revenues of $14.4 million and EBITDA of $4.4 million for the first quarter of 2008. Revenues were up primarily due to an international Safeguard project, which is expected to be completed in the second quarter of 2009. EBITDA margins were negatively impacted by higher third-party costs associated with the project and lower Response activity.

Well Intervention

For the quarter ended March 31, 2009, the Well Intervention segment generated revenues of $20.5 million and EBITDA of $1.0 million, compared to revenues of $27.2 million and EBITDA of $5.1 million for the first quarter of 2008. The primary driver for the lower results was that the first quarter of 2008 included a major project in Bangladesh that was completed in the first quarter of last year. Additional items that negatively impacted results were the previously discussed tender in Egypt, a slowdown in North America regions of the Mid-Continent and Rocky Mountains that were partially offset by improved results in the Gulf of Mexico and Northeast regions. Also impacting the first quarter of this year was reduced business in the Middle East and Southern Asia.

Equipment Services

For the quarter ended March 31, 2009, the Equipment Services segment generated revenues of $7.2 million and EBITDA of $2.8 million, compared to revenues of $3.4 million and EBITDA of $0.5 million for the first quarter of 2008. The increases in revenues and EBITDA were due to increased demand for the company’s equipment rental services both internationally and in domestic operations.

Conference Call

Boots & Coots will discuss 2009 first quarter results via a conference call and Web cast today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). The dial-in number for the call is 866-700-6979, passcode ‘Boots & Coots’. To listen to the live Web cast, log on to www.boots-coots.com/investorrelations and click on the ‘2009 First Quarter Earnings Web Cast’ link. A replay of the Web cast will be available on the investor relations page of the Company’s Website within 24 hours of the call. The call will also be available for replay for 30 days by dialing 888-286-8010, passcode 53199271.

About Boots & Coots

Boots & Coots, with its headquarters in Houston, Texas, provides a suite of integrated pressure control services to onshore and offshore oil and gas exploration companies around the world. Boots & Coots’ products and services include prevention and risk management services designed to reduce the number and severity of critical events such as oil and gas well fires, blowouts or other incidences due to loss of control at the well, and personnel, equipment and emergency services utilized during a critical well event; equipment and services that are designed to enhance production for oil and gas operators and consist primarily of hydraulic workover and snubbing services; and equipment and services designed for safer and more efficient production under high pressure situations, consisting primarily of pressure control equipment rentals and services. Additional information can be found at www.boots-coots.com.

Certain statements included in this news release are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Boots & Coots cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in Boots & Coots' SEC filings, which are available free of charge on the SEC's web site at www.sec.gov.

(Tables to follow)

BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (000’s except share and per share amounts) (unaudited)

	Three Months Ended
	March 31,
	2009	2008

REVENUES	$54,662	$45,028

COST OF SALES, excluding depreciation and amortization	36,886	26,489
OPERATING EXPENSES	8,232	6,138
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	2,897	2,490
FOREIGN CURRENCY TRANSLATION	(28)	37
DEPRECIATION AND AMORTIZATION	2,831	2,103

OPERATING INCOME	3,844	7,771

INTEREST EXPENSE	961	657
OTHER (INCOME) AND EXPENSE, net	40	(23)

INCOME BEFORE INCOME TAXES	2,843	7,137
INCOME TAX EXPENSE	897	1,993

NET INCOME	$1,946	$5,144

Basic Earnings per Common Share	$0.03	$0.07

Weighted Average Common Shares Outstanding – Basic	76,651,000	75,013,000

Diluted Earnings per Common Share	$0.03	$0.07

Weighted Average Common Shares Outstanding – Diluted	77,752,000	76,932,000

Information concerning operations in our business segments for the three months ended March 31, 2009 and 2008 is presented below. Certain reclassifications have been made to the prior period to conform to the current presentation.

	Three Months Ended
	March 31,
	2009	2008
	(in thousands)
	(unaudited)
Revenues
Pressure Control	$27,034	$14,433
Well Intervention	20,469	27,241
Equipment Services	7,159	3,354
	$54,662	$45,028
Operating Income (Loss)
Pressure Control	$2,806	$3,989
Well Intervention	(1,099)	3,570
Equipment Services	2,137	212
	$3,844	$7,771
Depreciation and Amortization (a)
Pressure Control	$146	$369
Well Intervention	2,066	1,491
Equipment Services	619	243
	$2,831	$2,103
EBITDA (b)
Pressure Control	$2,952	$4,358
Well Intervention	967	5,061
Equipment Services	2,756	455
	$6,675	$9,874

(a)

Depreciation and amortization have been charged to each segment based upon specific identification of expenses and the remaining non-segment specific expenses have been allocated pro-rata among segments in proportion to their relative revenues.

(b)	EBITDA represents earnings before interest, taxes, depreciation and amortization. See the reconciliation and rationale for this non-GAAP financial measure below.

BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC. RECONCILIATION BETWEEN CONSOLIDATED STATEMENTS OF INCOME AND EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (in thousands) (unaudited)

	Three Months Ended
	March 31,
	2009	2008
Net Income	$1,946	$5,144

Income Tax Expense	$897	$1,993

Interest Expense and Other, net	$1,001	$634

Depreciation and Amortization	$2,831	$2,103

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (a)	$6,675	$9,874

(a)	Earnings before Interest, Income taxes, Depreciation, Depletion and Amortization (“EBITDA”) is a non-GAAP financial measure, as it excludes amounts or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements. “GAAP” refers to generally accepted accounting principles in the United States of America. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Pursuant to the requirements of Regulation G, whenever we refer to a non-GAAP financial measure, we also present the most directly comparable financial measure and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure and such comparable GAAP financial measure. Management believes that EBITDA may provide additional information with respect to the Company’s performance or ability to meet its debt service and working capital requirements.

BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	March 31,	December 31,
	2009	2008
	(unaudited)
Current Assets	$94,761	$90,707

Current Liabilities	$53,062	$50,538

Total Working Capital (a)	$41,699	$40,169

Total Assets	$200,506	$184,973

Long-Term Debt and Notes Payable, net of current maturities	$37,469	$26,175

Total Liabilities	$96,424	$83,212

Total Stockholders’ Equity	$104,082	$101,761

(a)	The Company defines Working Capital as all current assets, including cash, less all current liabilities which includes current maturities of long-term debt.

CONTACT:
Boots & Coots, Houston
Investor Contact:
Jennifer Tweeton, 281-931-8884
jtweeton@boots-coots.com